Zumiez Inc. Reports December 2010 Sales Results

EVERETT, WA -- (Marketwire - January 05, 2011) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended January 1, 2011 increased 14.1% to $88.5 million, compared to $77.6 million for the five-week period ended January 2, 2010. The Company's comparable store sales increased 9.2% for the five-week period, versus a comparable store sales increase of 0.3% in the year ago period.

To hear the Zumiez prerecorded December sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of January 1, 2011 we operated 400 stores, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Trevor Lang
Chief Financial Officer &
Chief Administrative Officer
Zumiez Inc.
(425) 551-1500, ext. 1564

Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200